SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name: Ivy Credit Opportunities Fund

Address of Principal Business Office:

6300 Lamar Avenue

Overland Park, Kansas 66202-4200

Telephone Number: (913) 236-2000

Name and address of agent for service of process:

Philip A. Shipp

Ivy Credit Opportunities Fund

6300 Lamar Avenue

Overland Park, Kansas 66202-4200

With copies to:

Alan P. Goldberg

K&L Gates LLP

70 W. Madison St., Suite 3100

Chicago, Illinois 60602

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    ☒  YES    ☐  NO

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Overland Park and the State of Kansas on the 6th of February, 2013.

Ivy Credit Opportunities Fund

/s/ Henry J. Herrmann
Henry J. Herrmann, President

Attest:	/s/ Joseph W. Kauten
Joseph W. Kauten, Vice President, Treasurer, Principal Financial Officer and Principal Accounting Officer